As filed with the Securities and Exchange Commission on October 20, 2025

Registration Statement File No. 333-263069

Registration Statement File No. 333-266740

Registration Statement File No. 333-273645

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-263069)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-266740)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-273645)

UNDER

THE SECURITIES ACT OF 1933

ZIMVIE INC.

(Exact name of registrant as specified in its charter)

Delaware	87-2007795
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4555 Riverside Drive, Palm Beach Gardens, FL	33410
(Address of principal executive offices)	(Zip Code)

(800) 342-5454

(Registrant’s telephone number, including area code)

ZIMVIE INC. 2022 STOCK INCENTIVE PLAN

ZIMVIE INC. STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

ZIMVIE INC. DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

ZIMVIE INC. EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Natalia Marquez

4555 Riverside Drive, Palm Beach Gardens, FL 33410

Telephone: (800) 342-5454

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Luke J. Bergstrom, Esq.

Danny Nordstrom, Esq.

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

(415) 391-0600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

ZimVie Inc., a Delaware corporation (the “Registrant”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”), to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (the “Registrant Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•

Registration Statement on Form S-8 (Registration File No. 333-263069), which was filed with the Commission on February 28, 2022, pertaining to the registration of 6,600,000 shares of Registrant Common Stock under the (i) the ZimVie Inc. 2022 Stock Incentive Plan, (ii) the ZimVie Inc. Stock Plan for Non-Employee Directors, (iii) the ZimVie Inc. Deferred Compensation Plan for Non-Employee Directors and (iv) the ZimVie Inc. Employee Stock Purchase Plan;

•

Registration Statement on Form S-8 (Registration File No. 333-266740), which was filed with the Commission on August 10, 2022, pertaining to the registration of 389,968 shares of Registrant Common Stock under the ZimVie Inc. 2022 Stock Incentive Plan; and

•

Registration Statement on Form S-8 (Registration File No. 333-273645), which was filed with the Commission on August 3, 2023, pertaining to the registration of 3,000,000 shares of Registrant Common Stock under the ZimVie Inc. 2022 Stock Incentive Plan.

On July 20, 2025, the Registrant entered into that certain Agreement and Plan of Merger with Zamboni Parent Inc., a Delaware corporation (“Parent”), and Zamboni MergerCo Inc., a Delaware corporation and wholly owned subsidiary of Parent (“MergerCo”), which provides for the merger of MergerCo with and into the Registrant with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on October 20, 2025, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

In connection with the Merger, the Registrant has terminated any and all of the offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statements and removes from registration any and all of the securities of the Registrant registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on the 20th day of October, 2025.

ZIMVIE INC.

By:	/s/ Heather Kidwell
	Name:	Heather Kidwell
	Title:	Senior Vice President, Chief Legal, Compliance and Human Resources Officer and Corporate Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.